SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 9, 2002
UAL CORPORATION (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
DELAWARE (State or other jurisdiction of incorporation)	1-6033 (Commission File Number)	36-2675207 (IRS Employer Identification No.)
UAL CORPORATION 1200 ALGONQUIN ROAD ELK GROVE TOWNSHIP, ILLINOIS 60007 (Address of Principal Executive Offices, including Zip Code)
(847) 700-4000 (Registrant's Telephone Number, Including Area Code)
NOT APPLICABLE (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

                On December 9, 2002, UAL Corporation and twenty-seven of its subsidiaries and affiliates (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code").

                In connection with this filing, on December 9, 2002, the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court") granted a motion, and on December 10 entered an order on the docket (the "NOL Order"), to assist the Debtors in preserving their net operating losses by prohibiting all sales or other transfers of claims against, or equity securities in, the Debtors by Substantial Equityholders or Substantial Claimholders (as defined below) or that result in an entity becoming a Substantial Equityholder or Substantial Claimholder.  The NOL Order will remain in effect until the Bankruptcy Court holds a hearing to reconsider the appropriateness of the order.  The hearing is currently set for December 30, 2002.  In general, the NOL Order applies to any person or entity that, directly or indirectly, beneficially owns (or would beneficially own as the result of a proposed transfer) (i) an aggregate principal amount of claims against the Debtors equal to or exceeding $65 million (including a lease or leases under which one or more of the Debtors is a lessee and pursuant to which payments of $65 million or more, in the aggregate, are or will become due) (such entity, a "Substantial Claimholder") or (ii) 2.5 million or more shares of the common stock, on an as converted basis, of the Debtors (such entity, a "Substantial Equityholder").  Pursuant to the NOL Order, any purchase, sale or other transfer of claims or equity interests in the Debtors in violation thereof will be null and void.

                The above summary of certain terms of the NOL Order is qualified in its entirety by the NOL Order and the related motion (including exhibits thereto), which are attached as an exhibit hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                (c)   Exhibits

                       99.1            NOL Order and related motion (including exhibits thereto).

                       99.2             Press Release issued December 11, 2002

SIGNATURES

                According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UAL CORPORATION

Date: December 12, 2002	By: /s/ Francesca M. Maher Name: Francesca M. Maher Title: Senior Vice President, General Counsel and Secretary